CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 132 to Registration Statement No. 33-26305 on Form N-1A of our report dated February 26, 2010 relating to the financial statements and financial highlights of BlackRock Index Equity Portfolio of BlackRock Funds (“the Portfolio”) appearing in the Annual Report on Form N-CSR of the Portfolio for the year ended December 31, 2009 and of our report dated February 26, 2010, relating to the financial statements and financial highlights of Master S&P 500 Index Series of Quantitative Master Series LLC (“the Master”) appearing in the Annual Report on Form N-CSR of the Master for the year ended December 31, 2009 and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
April 28, 2010